Exhibit 11.1

TELECOM ARGENTINA S.A.

CÓDIGO DE CONDUCTA Y ÉTICA EMPRESARIA

Aprobado por el Directorio el 19 de junio de 2003

con las modificaciones aprobadas el 21 de junio de 2005.

INTRODUCCIÓN

PREMISAS FUNDAMENTALES QUE LO SUSTENTAN

Las Sociedades del Grupo Telecom:

Como miembros activos y responsables de las comunidades en las cuales actúan, se comprometen a observar, y hacer observar, las leyes vigentes y los principios éticos generalmente aceptados para el manejo de los negocios: transparencia, rectitud y equidad;

Rechazan y condenan el empleo de toda conducta ilegal e impropia (con respecto a la comunidad, las autoridades públicas, los clientes, los trabajadores, los inversores y los competidores) para alcanzar los objetivos de sus negocios, objetivos que persiguen exclusivamente a través de la excelencia de la gestión, en términos de calidad y conveniencia de sus productos y servicios, fundados en la experiencia, la atención al cliente y las innovaciones;

Adoptan soluciones organizativas que sirvan para prevenir la violación, por parte de sus empleados y colaboradores, de los principios de legalidad, transparencia, rectitud y equidad, y llevan a cabo las medidas necesarias para asegurar que estos principios sean aplicados y cumplidos en la práctica;

Aseguran -resguardando las fortalezas competitivas de sus negocios- al mercado, a los inversores y al público en general, la plena transparencia de sus acciones; informando al mercado y a los inversores en base a criterios de corrección, claridad y acceso igualitario a la información, conscientes de la importancia que una información correcta acerca de sus propias actividades tiene para el mercado, los inversores y la comunidad en general;

Se esfuerzan por promover la competencia justa, en beneficio propio y en el de todas las otras firmas que operan en el mercado, sus clientes y los terceros interesados en general;

Mantienen relaciones con las autoridades públicas a nivel local, nacional e internacional, basadas en una completa y activa cooperación y transparencia, de conformidad con sus respectivos roles, y con los objetivos económicos y los valores que fundamentan este Código;

Persiguen la excelencia y la competitividad en el mercado, y proveen a sus clientes servicios de alta calidad a fin de satisfacer sus necesidades con eficiencia, con el objetivo de otorgar una respuesta inmediata, calificada y competente a los requerimientos de los clientes, de manera correcta, cortés y servicial;

Están conscientes de la importancia estratégica de los servicios que proveen para el beneficio y el crecimiento de las comunidades en las que operan y contribuyen a ello a través de la prestación de servicios eficientes y tecnológicamente avanzados, haciendo a tal fin de la investigación e innovación una condición prioritaria para su crecimiento y éxito;

Adoptan sus decisiones tomando en cuenta la importancia social de los servicios de telecomunicaciones y se proponen responder a las necesidades de la comunidad toda, incluyendo a sus miembros más débiles, compatibilizando esta actitud con su condición de empresas comerciales y la consecuente necesidad de una gestión económicamente eficiente.

Consideran favorablemente y, en su caso, apoyan las iniciativas sociales, culturales y educativas, orientadas al desarrollo de la persona y al mejoramiento de la calidad de vida;

Tutelan y valorizan sus recursos humanos, reconociendo su rol fundamental, y consideran que el factor principal del éxito de cada empresa es la contribución profesional realizada por aquellos que trabajan para ésta, en un contexto de equidad y confianza mutua;

Utilizan los recursos materiales responsablemente, con el objetivo de alcanzar un crecimiento sostenible, respetando el medio ambiente y los derechos de las generaciones futuras.

A fin de implementar y hacer efectivas las premisas fundamentales que anteceden, se aprueba y pone en vigencia el siguiente:

Código de Conducta y Ética Empresaria

OBJETO

Fijar las pautas de conducta que quienes desempeñen funciones en sociedades del Grupo Telecom, deberán seguir en el cumplimiento de sus tareas, con el objeto de asegurar que las más elevadas normas éticas rijan las relaciones internas dentro de las sociedades del Grupo Telecom y las relaciones de negocios y con la comunidad en general que mantengan dichas sociedades.

ALCANCE

Este Código es aplicable a todos los miembros del Directorio, Síndicos, Gerente General, Directores Corporativos y Directores Ejecutivos, Gerentes y demás empleados efectivos, contratados, permanentes o semipermanentes, temporarios y pasantes (todos en conjunto y cada uno de ellos denominados “el Personal”) de cada una de las sociedades del Grupo Telecom, cuyos respectivos Directorios lo han aprobado o lo aprueben como Código de Conducta y Ética Empresaria para dichas sociedades.

También se procurará que los proveedores, contratistas, asesores y consultores de las sociedades del Grupo Telecom, acepten los principios éticos de este Código, a cuyo efecto se les entregará una copia, de la que acusarán recibo.

AMBITO DE APLICACIÓN

El Grupo Telecom, entendiéndose por tal, a los efectos de la aplicación de este Código, a Telecom Argentina S.A. (“Telecom Argentina”) y sus sociedades controladas directas (todas en conjunto “las Sociedades” y cada una de ellas “la Sociedad”).

Cuando este Código se refiere a la observancia de deberes, actitudes y conductas del “Personal” hacia “la Sociedad”, se entenderá que hace referencia a los deberes, actitudes y conductas del Personal de cada una de las Sociedades para con la sociedad del Grupo Telecom en la que cumple funciones.

DIFUSIÓN

Este Código de Conducta y Etica Empresaria (“este Código”) es de acceso público. Deberá ser puesto en conocimiento de todo el Personal que desempeñe funciones en las Sociedades del Grupo Telecom a la fecha de aprobación de este Código y de todo el que se incorpore con posterioridad, al momento de su ingreso. Todo el Personal de las Sociedades del Grupo Telecom deberá aceptar expresa y formalmente este Código. También será publicado en la Intranet y en la página Web de Telecom Argentina y sus sociedades controladas (www.telecom.com.ar) para que pueda ser consultado en cualquier momento por el Personal, los accionistas, proveedores, clientes y por cualquier interesado. Asimismo la versión impresa de este Código estará disponible, en forma gratuita, en la sede social (Avda. Alicia Moreau de Justo No. 50, piso 13°, (1107) Buenos Aires, República Argentina), para los accionistas que lo soliciten por correo o E-mail (pinsussa@ta.telecom.com.ar).

ÍNDICE

1.	Conductas personales	4
1.1	Responsabilidades del Personal	4
1.2	Responsabilidades compartidas	4
1.3	Conductas no permitidas	4
1.4	Conflicto de intereses	5
1.5	Oportunidades corporativas	6
1.6	Opiniones	6
2.	Relaciones de negocios	7
3.	Relaciones con la comunidad	7
3.1	Cumplimiento de las leyes, normas y regulaciones	7
3.2	Medio ambiente, higiene y seguridad laboral	7
4.	Trato justo y no-discriminación	8
5.	Calidad, uso y protección de la información de la Sociedad	8
5.1	Calidad de la información pública	8
5.2	Precisión de los registros financieros de las Sociedad	8
5.3	Negociación con información privilegiada	9
5.4	Protección de la información confidencial	9
5.5	Contenido de la correspondencia y conservación de los registros	10
6.	Protección y uso adecuado de los activos de la Sociedad	10
7.	Regalos	11
7.1	Principio general	11
7.2	Regalos e invitaciones empresarios a particulares	11
7.3	Regalos e invitaciones a funcionarios y empleados públicos	11
7.4	Aceptación de regalos e invitaciones	11
8.	El secreto de las comunicaciones	12
9.	Actividades políticas y aportes	12
10.	Cumplimiento de este código	12
11.	Denuncia de toda conducta ilícita o antiética	13
12.	Dispensas y modificaciones	13

DESARROLLO

1.	SOBRE LAS CONDUCTAS PERSONALES

1.1	Responsabilidades del Personal

El Personal de la Sociedad deberá:

a)	Fomentar una cultura de honestidad y responsabilidad, conduciéndose de acuerdo con los términos y el espíritu de este Código.

b)	Alcanzar un nivel elevado de conducta ética, que deberá verse reflejado en todas las actividades de la Sociedad, incluidas, sin carácter taxativo, las relaciones con empleados, clientes, proveedores, competidores, el gobierno, los accionistas y la comunidad en general.

c)	Esforzarse para merecer una reputación de integridad, profesionalismo y rectitud.

d)	No intentar lograr indirectamente lo que esta prohibido hacer en forma directa.

e)	Obrar de buena fe, cumpliendo con lo dispuesto en las normas internas y legales.

f)	No actuar en forma arbritraria, violenta o discriminatoria, o con intenciones ofensivas o persecutorias.

1.2	Responsabilidades compartidas

Aún las acciones bien intencionadas, cuando violan la ley o este Código, pueden arrojar consecuencias negativas para la Sociedad y/o para el Personal. Dichas consecuencias pueden resultar en acciones correctivas y/o sanciones disciplinarias, pudiendo incluir el despido o la remoción del respectivo cargo.

1.3	Conductas no permitidas

1.3.1 La Sociedad no admitirá que el Personal, durante el cumplimiento de sus funciones o en ocasión de desempeñar sus tareas para la Sociedad:

a)	Realice trabajos ajenos a la actividad de la Sociedad, durante el horario laboral, dentro o fuera de las instalaciones de la misma (esta cláusula no aplica a los miembros del Directorio y Síndicos y demás Personal que cumpla funciones para la Sociedad en forma autónoma o independiente y sin sujeción a un horario laboral establecido).

b)	Tenga un comportamiento violento.

c)	Consuma o esté bajo el efecto de bebidas alcohólicas o sustancias ilegales.

d)	No respete los derechos de los clientes, proveedores o compañeros de trabajo.

e)	Trate irrespetuosamente a los clientes, utilizando un lenguaje verbal o gestual descortés, insultante, difamatorio u obsceno.

f)	Discrimine, acose sexualmente u hostigue de cualquier modo a un compañero de trabajo o cualquier otra persona.

g)	Realice insinuaciones, acciones o comentarios que puedan crear un clima de intimidación u ofensa.

h)	Falsifique o adultere información, firmas autorizantes, registros, comprobantes o documentación.

i)	Ejecute transacciones (ej: cobros, pagos, etc.) u operaciones (ej: compras, ventas, instalaciones de servicios, etc.) sin encontrarse debidamente autorizado para ello o actúe fraudulentamente hacia la Sociedad.

1.3.2. El Personal no podrá utilizar bienes, instalaciones, materiales, servicios, u otros recursos de la Sociedad en beneficio propio o de un tercero.

1.4	Conflicto de intereses

1.4.1. El Personal tiene la obligación de conducirse de modo honesto y ético, y de actuar en favor de los intereses de la Sociedad, intentando evitar situaciones que presenten un conflicto real o potencial entre sus intereses privados y los de la Sociedad.

El “conflicto de intereses” se produce cuando los intereses privados de un integrante del Personal se contraponen o interfieren de cualquier modo, con los intereses de la Sociedad, o cuando el Personal (o algún miembro de su familia) recibe beneficios personales inadecuados con motivo del cargo que desempeña en la Sociedad.

El principal riesgo ante un conflicto de intereses es que se dificulte la toma de decisiones laborales o que interfiera en la realización del trabajo en forma eficiente y objetiva.

1.4.2. A partir de la puesta en vigencia de este Código no podrán ingresar a la Sociedad Familiares Cercanos de quienes se encuentren desempeñando funciones como miembros del Directorio, Síndicos, Gerente General, Directores Corporativos y Directores Ejecutivos.

El ingreso de Familiares Cercanos del resto del Personal, deberá contar con la aprobación previa del Director de Políticas de Recursos Humanos.

El término “Familiares Cercanos” comprende a los parientes de sangre y políticos de primer y segundo grado y a las relaciones de concubinato.

1.4.3. Aunque no sería posible describir cada situación que dá lugar o en la que se configura un conflicto de intereses, los siguientes son ejemplos de situaciones que pueden constituir un conflicto de intereses y que deben ser evitadas por el Personal de la Sociedad:

a)	Aceptar dinero, regalos de cierto valor, descuentos personales (salvo si dichos descuentos son ofrecidos a todo el Personal de la Sociedad), o recibir otros beneficios otorgados en razón de su cargo, de parte de un competidor, cliente o proveedor.

b)	Competir con la Sociedad en la compra o venta de bienes, productos, servicios o en cualquier otra operación, entendiéndose por “Competir” dedicarse a la misma línea de actividades que la Sociedad o cualquiera de las otras Sociedades del Grupo Telecom, o poseer una participación accionaria en una empresa que compita con las Sociedades del Grupo Telecom (excepto inversiones inferiores al 2% del capital social en las Sociedades autorizadas a la oferta pública).

c)	Privar a la Sociedad, en beneficio propio o de un tercero, de oportunidades de ventas o de compras de bienes, productos, servicios o derechos.

d)	Poseer un interés personal en una operación que involucre a la Sociedad, un competidor, cliente o proveedor, salvo los intereses inherentes al cargo que se ocupe en la Sociedad.

e)	Adoptar decisiones o cursos de acción, desde el puesto o cargo que se ocupe en la Sociedad, para proteger o mejorar cualquier inversión o interés financiero particular que se posea en una empresa con la que la Sociedad se relacione.

f)	Recibir préstamos o garantías de una obligación, otorgados por la condición de Personal de la Sociedad (no incluye a los préstamos para cuyo otorgamiento se haya tenido en cuenta el cargo que se desempeña en la Sociedad al solo efecto de evaluar la solvencia del beneficiario).

g)	Ejercer una influencia determinante para que la Sociedad contrate a una empresa como proveedora, contratista, agente o representante, cuando dicha empresa sea de propiedad o esté administrada por Familiares Cercanos, o emplee a Familiares Cercanos en posiciones jerárquicas o de dirección.

h)	Ser proveedor, agente o representante de la Sociedad, salvo en el caso de miembros del Directorio o Síndicos que integren asociaciones de profesionales liberales que presten servicios de asesoramiento a la Sociedad en forma autónoma.

i)	Cumplir funciones jerárquicas o de dirección en una empresa proveedora, agente o representante de la Sociedad, salvo en el caso de miembros del Directorio o Síndicos que integren asociaciones de profesionales liberales que presten servicios de asesoramiento a la Sociedad en forma autónoma. Los miembros del Directorio y los Síndicos podrán formar parte de los Directorios o Sindicaturas de dichas empresas y desempeñar en las mismas tareas de mero asesoramiento externo, informando al Directorio de la Sociedad.

1.4.4. El Personal que se viera involucrado en un conflicto de intereses, deberá manejar dicho conflicto de intereses de manera ética y de conformidad con las disposiciones de este Código.

Para evitar conflictos de intereses, el Personal debe informar al Director de Políticas de Recursos Humanos respecto de cualquier operación o relación significativa de la que podría razonablemente esperarse que diera lugar a un conflicto de intereses. El Director de Políticas de Recursos Humanos –con la asistencia de la asesoría jurídica si fuera necesario- adoptará las disposiciones necesarias para evitar o resolver el conflicto de intereses.

Los conflictos de intereses que involucren a los miembros del Directorio, a los Síndicos, al Gerente General o al Director de Políticas de Recursos Humanos, deberán ser notificados al Presidente del Directorio.

Cuando la importancia del conflicto de intereses lo justifique, el Director de Políticas de Recursos Humanos o el Presidente del Directorio podrán elevar el caso a consideración del Directorio.

1.4.5. El Personal que no evite los conflictos de intereses o que –no dependiendo de él sino de la Sociedad evitar la situación- no informe oportunamente los conflictos de intereses que los afectan o pudieran afectarlos, se hará pasible de medidas disciplinarias, incluso del despido o remoción del cargo.

1.5	Oportunidades corporativas

El Personal tiene prohibido aprovechar para rédito personal o de un tercero, los bienes, la información y las oportunidades de negocios que surjan de la situación, cargo o funciones que desempeñe en la Sociedad.

1.6	Opiniones

La Sociedad garantiza a su Personal el derecho constitucional de expresar libremente sus opiniones individuales. Sin embargo, la opinión sobre cuestiones públicas deberá ser hecha siempre a título personal.

Cualquier opinión que involucre a la Sociedad deberá encontrarse formalmente autorizada por un responsable (de nivel gerencial como mínimo) de la Dirección Comunicaciones y Relaciones Institucionales, por el Gerente General o por el Directorio.

2.	RELACIONES DE NEGOCIOS

La confianza y la transparencia en la comunicación es fundamental para establecer relaciones comerciales duraderas. En este sentido hay cuatro aspectos que el Personal deberá tener en cuenta:

a)	El Personal que atienda a clientes y a proveedores, deberá llevar credencial provista por la Sociedad, y exhibirla en el caso que le sea requerida. Asimismo deberá identificarse en las comunicaciones telefónicas o escritas.

b)	La amabilidad y la cortesía deberán ser un principio fundamental en las relaciones con los clientes, proveedores, personas de otras organizaciones y público en general. Se deberá dar un buen trato tanto en las oficinas comerciales, como por teléfono o en cualquier otra situación.

c)	En las transacciones comerciales con clientes se actuará sin favoritismos y no se dispensará trato preferencial ni discriminatorio a ningún cliente dentro de la misma categoría y condiciones similares. Las solicitudes y reclamos que planteen los clientes, se deberán canalizar de acuerdo a la normativa interna establecida al respecto por la Sociedad.

d)	Todas las decisiones relativas a la selección de proveedores de bienes y servicios, deberán ser adoptadas de manera imparcial. Es esencial que aquellos que compitan entre sí para la celebración de un negocio con la Sociedad, tengan absoluta confianza en la objetividad de los procedimientos de selección y adjudicación del respectivo contrato.

3.	RELACIONES CON LA COMUNIDAD

3.1	Cumplimiento de las leyes, normas y regulaciones

La Sociedad se ha comprometido a conducir sus actividades con honestidad e integridad y dando cumplimiento a todas las leyes, normas y regulaciones aplicables. En consecuencia, el Personal no deberá, por ningún motivo, realizar actos ilícitos o antiéticos, o instruir a otros para así hacerlo.

Las leyes antimonopólicas prohiben la celebración de acuerdos o convenios entre competidores en materias tales como precios, condiciones de venta a clientes y adjudicación de mercados o clientes. Las leyes antimonopólicas pueden ser muy complejas, y toda violación a las mismas puede hacer pasibles a la Sociedad y a su personal de sanciones tales como multas, responsabilidad civil o penal. Cuando se presenten dudas al respecto se deberá consultar a la función Legales.

3.2	Medio ambiente, higiene y seguridad laboral

La Sociedad está empeñada en conducir sus negocios observando todas las leyes y reglamentaciones aplicables al medio ambiente y a la higiene y seguridad laboral y se esfuerza en proporcionar un ambiente laboral sano y seguro al Personal y evitar el impacto adverso y los perjuicios al medio ambiente y a las comunidades donde realiza su actividad. Es responsabilidad de todo el Personal esforzarse para alcanzar estos objetivos.

4.	TRATO JUSTO, NO-DISCRIMINACIÓN

El Personal debe empeñarse en dar en todo momento un trato justo a las demás personas que trabajan en o para la Sociedad, como así también a los clientes, proveedores, competidores, autoridades, funcionarios públicos y al público en general, ajustando su conducta a la ética de las prácticas comerciales.

Nadie debe aprovecharse injustamente de otra persona a través de la manipulación, el ocultamiento, el abuso de información privilegiada, la declaración falsa de hechos sustanciales o cualquier otra práctica desleal.

La Sociedad adhiere a los principios éticos de no discriminación, de respeto a las minorías y a la libertad de conciencia y compromete sus mejores esfuerzos para asegurar que las personas sean tratadas y se traten mutuamente, en forma justa, respetuosa y digna. Por lo tanto, no se tolerarán conductas que impliquen discriminación, acoso o mal trato.

De acuerdo a los principios que sustenta, las políticas de la Sociedad para el reclutamiento, promoción y retención del Personal prohiben la discriminación sobre la base de cualquier criterio prohibido por la ley, ya sea, sin que la enumeración sea taxativa, por cuestiones de raza, color, sexo, orientación sexual, religión, opiniones políticas, edad, estado civil, nacionalidad, discapacidad o estatus social.

5.	SOBRE LA CALIDAD, USO Y PROTECCIÓN DE LA INFORMACIÓN DE LA SOCIEDAD

5.1	Calidad de la información pública.

Las Sociedades tienen la responsabilidad de establecer una comunicación efectiva con todos sus accionistas, de modo que éstos dispongan de información veraz, completa, precisa, oportuna y fácilmente comprensible sobre todos los aspectos sustanciales relativos a la situación financiera, los resultados de sus operaciones y todos los hechos relevantes que afecten o puedan afectar a las Sociedades del Grupo Telecom.

Los informes y documentos que las Sociedades deben presentar ante la Comisión Nacional de Valores (CNV), la United States Securities and Exchange Commission (SEC), la Bolsa de Comercio de Buenos Aires (BCBA), la New York Stock Exchange (NYSE) y las demás comunicaciones públicas a las restantes autoridades de control y a los mercados, incluirán siempre información veraz, completa, precisa, oportuna y fácilmente comprensible.

Telecom Argentina ha implementado una Comisión de Información, integrada por Ejecutivos, para colaborar en la reunión, procesamiento y supervisión de la información destinada a la SEC y de otros documentos informativos de difusión pública. Todo el Personal del Grupo Telecom deberá prestar plena colaboración a la tarea que desarrolle la Comisión de Información y la información que le suministren deberá ser veraz, completa, precisa, oportuna y fácilmente comprensible.

5.2	Precisión de los registros financieros de la Sociedad

Es propósito de la Sociedad observar las mejores prácticas en todas las cuestiones relativas a contabilidad, controles financieros, información interna y tributación. No podrá haber ninguna operación realizada por la Sociedad que no esté debidamente y oportunamente contabilizada. Todos los libros, registros contables y cuentas de la Sociedad deben reflejar con precisión las operaciones y los hechos, y cumplir tanto con los principios contables exigidos, como con el sistema de controles internos de la Sociedad. Los registros no deberán distorsionarse de modo alguno para ocultar, enmascarar o alterar la verdadera situación financiera de la Sociedad.

El Personal que tenga conocimiento de una violación de este principio, deberá informarlo de inmediato en la forma prevista en el punto 11 de este Código.

5.3	Negociación con información privilegiada

Es ilícito utilizar información privilegiada (entendiéndose por tal la información no pública) relativa a la Sociedad y/o al Grupo Telecom, sus operaciones, su situación financiera, sus resultados o hechos relevantes que los involucren, para la compra o la venta o cualquier tipo de operación con acciones, obligaciones negociables o cualquier valor negociable emitido por cualquiera de las Sociedades del Grupo Telecom. o por Nortel Inversora S.A. También es ilícito proporcionar dicha información privilegiada o brindar un consejo o sugerencia a cualquier persona para los mismos fines. Toda la información no pública será considerada como información corporativa privilegiada y nunca debe usarse para obtener un rédito personal o procurárselo a un tercero.

El Personal deberá tomar conocimiento y observar la normativa de Telecom Argentina sobre la negociación con información privilegiada, que puede ser consultada en la Intranet.

Ante dudas sobre la oportunidad y condiciones en que pueden comprar, vender u operar de cualquier otro modo con valores negociables emitidos por Sociedades del Grupo Telecom o por Nortel Inversora S.A., el Personal deberá contactarse con el Director de Políticas de Recursos Humanos y abstenerse de realizar la operación hasta que su consulta sea respondida. Los miembros del Directorio y los Síndicos podrán consultar a Secretaría General.

5.4	Protección de la información confidencial

La información confidencial de la Sociedad, relativa a sus actividades, constituye un activo valioso. La protección de esta información resulta vital para el crecimiento de la empresa y su posibilidad de competir, y toda la información de propiedad de la Sociedad debe mantenerse en estricta confidencialidad, salvo que la Sociedad haya autorizado que se revele o así lo exijan las normas legales.

La información confidencial de la Sociedad comprende toda la información no pública que podría ser de utilidad para los competidores o cuya divulgación podría ocasionar un perjuicio a la Sociedad, a sus accionistas o a sus clientes. La información confidencial sobre propiedad intelectual (por ejemplo, secretos comerciales, patentes, marcas de fábrica y derechos de autor), así como los planes, objetivos y estrategias comerciales, estrategias técnológicas, de investigación y nuevos productos, la conformación técnica de la infraestructura y redes, los sistemas informáticos y software desarrollados por la Sociedad, los registros, bases de datos, información salarial y de beneficios, información médica del personal, listas de clientes, empleados y proveedores y toda información financiera y de precios no publicada y cualquier información relativa a los accionistas, a la Sociedad o al Grupo Telecom, debe ser protegida.

El Personal, en calidad de productor, custodio, usuario o destinatario de este tipo de información, deberá protegerla adecuadamente; asegurando para ello su individualización, categorización y custodia, de acuerdo a las normas internas e instrucciones vigentes.

El uso y/o la distribución no autorizada de información confidencial, constituye una violación a este Código y podría tener consecuencias negativas tanto para la Sociedad como para los individuos involucrados. En estos casos la Sociedad llevará adelante las acciones disciplinarias y/o legales que correspondan.

La Sociedad respeta los derechos de propiedad y la información confidencial de otras empresas y requiere del Personal la observancia de tales derechos.

5.5	Contenido de la correspondencia y conservación de los registros

Todos los registros y comunicaciones de la Sociedad deberán ser claros, veraces, completos y exactos. El Personal deberá mantener en la correspondencia un estilo correcto y conciso, evitar la exageración, la conjetura, las conclusiones apresuradas y las observaciones ofensivas o infundadas sobre personas o instituciones. Esto se aplica a las comunicaciones y correspondencia interna y externa de toda índole, incluidos memos, notas informales o correo electrónico.

La eliminación de los registros únicamente se podrá realizar cuando exista certeza que la Sociedad o las autoridades de control no los necesitarán o requerirán en el futuro.

Respecto al correcto uso de internet, intranet y del correo electrónico, se deberán respetar las pautas corporativas vigentes (establecidas en la normativa específica), prohibiéndose las cadenas de salutación, acceso y distribución de material obsceno o de mal gusto, o cualquier uso que pudiera resultar violatorio de este Código.

6.	PROTECCIÓN Y USO ADECUADO DE LOS ACTIVOS DE LA SOCIEDAD

Los activos de la Sociedad deberán utilizarse únicamente para llevar a cabo las actividades propias de la Sociedad y con arreglo a la normativa interna.

Es responsabilidad de todo el Personal proteger los activos de la Sociedad (materiales, equipos, vehículos, insumos, recursos financieros, información no pública, recursos informáticos, incluídos el hardware, software y la información sobre ellos, etc.) de cualquier pérdida, robo, hurto u otro uso indebido, ya que estos hechos tienen un efecto directo negativo sobre las actividades de la Sociedad. Toda sospecha de pérdida, robo, hurto o uso indebido de activos deberá ser informado de inmediato en la forma prevista en la normativa interna de la Sociedad.

La Sociedad no se responsabiliza por elementos o bienes del Personal y que éste utilice para el desempeño de sus tareas.

7.	REGALOS

7.1	Principio general.

No se efectuará, en ninguna forma o circunstancia, ni directa ni indirectamente, ningún pago ni se entregará a nadie objetos de valor, con el objeto de conseguir o conservar un negocio u obtener alguna otra medida o decisión que se juzgue favorable.

7.2	Regalos e invitaciones empresarios a particulares.

Los regalos empresarios ocasionales e invitaciones a empleados no gubernamentales, por razones de cortesía en el marco de las relaciones comerciales, así como los descuentos y prestaciones gratuitas de servicios por motivos de promoción comercial, son considerados –en principio- una práctica aceptable. Sin embargo, estos regalos, invitaciones y promociones comerciales deben ser infrecuentes y el valor de los mismos, modesto. No deben hacerse regalos, descuentos o invitaciones de cualquier otra especie. Ante cualquier duda, deberá consultarse con el Director de Políticas de Recursos Humanos.

7.3	Regalos e invitaciones a funcionarios y empleados públicos.

Tanto la legislación argentina como la Ley de Prácticas Corruptas en el Extranjero (“Foreign Corrupt Practices Act”), de los Estados Unidos de América, prohiben y penalizan los pagos y las entregas de objetos de valor, en forma directa o indirecta a funcionarios o empleados públicos, con el objeto de conseguir o conservar un negocio u obtener alguna medida o decisión que se juzgue favorable.

Por lo tanto, no podrá hacerse ningún pago, regalo ni invitación comercial a un funcionario o empleado público, con la sola excepción de regalos de poco valor o invitaciones comerciales no frecuentes, efectuados por razones de cortesía o descuentos y prestaciones gratuitas de servicios por motivos de promoción comercial y en todos los casos previa aprobación del Gerente General.

7.4	Aceptación de regalos e invitaciones.

Todo regalo que sea ofrecido al Personal en razón del cargo que ocupa en la Sociedad, deberá ser rechazado o restituido cuando su aceptación dificulte la toma de decisiones o no permita cumplir con el trabajo en forma eficiente, objetiva o ética.

El Personal de la Sociedad podrá aceptar:

a)	El transporte en el caso que fuese necesario concurrir a tareas de capacitación, demostraciones o reuniones ejecutivas con clientes (previamente autorizado por un nivel gerencial, si correspondiera).

b)	Bonificaciones y descuentos promocionales, si las ventajas no son exclusivas.

c)	Obsequios de poco valor (calendarios, lapiceras, agendas, etc.), que sean habitualmente ofrecidos a empleados de otras sociedades cuya relación comercial con quien ofrece el regalo fuera similar.

Los regalos de otra clase no deberán aceptarse. Si el Personal recibiera un obsequio no permitido (dinero, regalos importantes, viajes, etc.), que no hubiera tenido la ocasión de rechazar, el receptor del mismo deberá notificar el hecho al Director de Políticas de Recursos Humanos, quien determinará su destino, disponiendo, si correspondiere, su restitución o su utilización para beneficencia.

8.	EL SECRETO DE LAS COMUNICACIONES

Las leyes y regulaciones vigentes respecto del secreto de las comunicaciones sancionan los actos de interferencia o escucha de las comunicaciones. Además de ser ilegales, dichas violaciones causan gravísimos daños a la reputación de la Sociedad.

El Personal que tome conocimiento o sospeche la existencia de una violación o intento de violación de las leyes sobre secreto de las comunicaciones, deberá denunciarlo a su superior jerárquico quien instrumentará las medidas correctivas aplicables.

9.	ACTIVIDADES POLÍTICAS Y APORTES

La Sociedad no realizará aportes ni contribuciones a partidos o agrupaciones políticas.

No es intención de la Sociedad desalentar o impedir que los integrantes del Personal, en forma individual, efectúen aportes o contribuciones a partidos o agrupaciones políticas o se comprometa en actividades políticas en nombre propio, aunque no podrá desarrollarlas en horario laboral, ni en el lugar de trabajo, ni en instalaciones de la Sociedad.

La Sociedad no reintegrará (ni directa ni indirectamente), a ningún integrante del Personal, los aportes o contribuciones a partidos o agrupaciones políticas, que hubiese efectuado en forma personal.

Los integrantes del Personal, como ciudadanos, podrán participar de actividades públicas y asumir cargos cívicos, siempre que esto no implique un conflicto de intereses entre su posición en la Sociedad y la función pública.

10.	CUMPLIMIENTO DE ESTE CÓDIGO

El Director de Políticas de Recursos Humanos, con la asistencia de la Dirección Políticas de Recursos Humanos, tendrá autoridad y responsabilidad primaria por el cumplimiento de este Código.

La Sociedad reconoce la necesidad de que este Código sea aplicado en forma equitativa a todo el Personal, que deberá cumplir todas las disposiciones de este Código. Las infracciones al mismo constituyen faltas laborales que pueden dar lugar a la aplicación de medidas correctivas o disciplinarias apropiadas a la gravedad de la falta, incluido el despido o la remoción del cargo. En caso de infracciones que impliquen conductas ilícitas, el Directorio podrá disponer su denuncia a las autoridades competentes.

Las violaciones a este Código deben ser notificadas de conformidad con lo previsto en el punto 11 del presente (“Denuncia de Toda Conducta Ilícita o Antiética”).

La Sociedad desea promover la aplicación de los principios que fundamentan este Código por parte de aquéllos con quienes hace negocios. En consecuencia, se prohibe la contratación de un tercero para realizar cualquier acto prohibido por las normas jurídicas o por este Código o hacer negocios con quienes, intencional y ostensiblemente, violan la ley o los principios fundamentales de este Código.

11.	DENUNCIA DE TODA CONDUCTA ILÍCITA O ANTIÉTICA

11.1. La Sociedad promueve que el Personal denuncie de inmediato cualquier violación efectiva o potencial de las leyes, normas o reglamentaciones vigentes o de las disposiciones de este Código y se compromete a investigar seriamente toda denuncia realizada de buena fe respecto de tales violaciones.

La Sociedad no tolerará ninguna clase de represalia por denuncias o quejas que fueran hechas de buena fe respecto de conductas indebidas. La comunicación abierta de dudas y preocupaciones por parte de todo el Personal, sin temor a reacciones negativas o represalias, es juzgada vital para la implementación exitosa de este Código. Se solicita a todo el Personal su cooperación en las investigaciones internas de conductas indebidas o de infracciones de este Código.

11.2. Todo acto que viole de manera actual o potencial las leyes, normas o reglamentaciones vigentes o las disposiciones de este Código, como así también todo cuestionamiento sobre temas contables, de control interno contable o de auditoría, podrá ser denunciado en el sitio de Internet www.telecom-denuncias.com.ar, destinado a la recepción de denuncias, el cual garantizará la confidencialidad de la información recibida. Asimismo podrá optarse por efectuar las denuncias en forma personal o por escrito ante cualquiera de los integrantes del Comité de Auditoría.

11.3. Las denuncias y cuestionamientos sobre temas contables, de control interno contable o de auditoría, podrán efectuarse en forma anónima. Las denuncias sobre los restantes temas, no podrán efectuarse en forma anónima.

11.4. La Dirección de Auditoría Interna evaluará cada denuncia y podrá excluir cualquier denuncia que se determine difamatoria o carente de seriedad o aquellas que se efectúen en forma anónima salvo cuando se refieran a temas contables, de control interno contable o de auditoría. La Dirección de Auditoría Interna derivará cada denuncia a la función correspondiente para que la tramite y realizará el seguimiento de ese trámite. Se informará al Comité de Auditoría todas las denuncias que han sido excluidas por la Dirección de Auditoría Interna y la razón por la cual han sido excluidas. El Comité de Auditoría conservará la facultad de revisar cualquier denuncia a su elección.

11.5. El Comité de Auditoría tratará todas las denuncias o cuestionamientos que involucren cuestiones contables, de control interno contable o de auditoría, con facultades exclusivas para investigar y adoptar todas las resoluciones que estime necesarias con respecto a las denuncias y cuestionamientos recibidos sobre estos temas.

11.6. Las denuncias que involucren al Comité de Auditoría en su conjunto o a algún miembro de éste, serán tratadas por la Comisión Fiscalizadora de la Sociedad, quien evaluará la situación y, si el caso lo requiere, lo elevará al Directorio para que éste resuelva.

12.	DISPENSAS Y MODIFICACIONES

Toda dispensa de las disposiciones de este Código concedida a un miembro del Directorio, Síndico, Director General, Director Corporativo o Director Ejecutivo, sólo podrá ser otorgada, mediante resolución fundada, por el Comité de Auditoría o por el Directorio

y, cuando tal información corresponda de acuerdo a la normativa aplicable, esas dispensas serán informadas a la Comisión Nacional de Valores y a la United States Securities and Exchange Commission, con copia a los mercados donde cotizan las acciones de la Sociedad.

Las dispensas de las disposiciones de este Código otorgadas a los restantes integrantes del Personal, podrán ser otorgadas por el Director de Políticas de Recursos Humanos.

Las modificaciones a este Código deberán ser aprobadas por el Directorio y también serán informadas a la Comisión Nacional de Valores, la United States Securities and Exchange Commission, la Bolsa de Comercio de Buenos Aires, la New York Stock Exchange y a las demás autoridades, bolsas y mercados que pudiere corresponder.